Exhibit 10.1
SEVERANCE AGREEMENT AND RELEASE
THIS SEVERANCE AGREEMENT AND RELEASE is made this 4th day of November, 2008, by and between Benjamin Preston (“Employee”) and RCN Telecom Services, Inc. (“Employer” or “Company”), together with each and every one of its predecessors, successors, directors, officers, employees and agents, whether present or former (collectively the “Releasees”).
WHEREAS, Employee had been employed by Employer until November 4, 2008 (“Separation Date”);
WHEREAS, the parties desire that Employee’s separation be on an amicable basis;
In consideration of the mutual covenants and obligations contained herein, Employee and Employer, each intending to be legally held bound, agree as follows:
1. Consideration. In consideration for the releases and other covenants set forth in this Severance Agreement and Release, the Company agrees:
a. To pay the Employee his base salary through November 7, 2008;
b. To pay Employee as severance the gross amount of $187,500 less applicable withholdings (“Severance Payment”), with such amount to be paid in the form of a lump sum payment no later November 30, 2008.
c. The Employer will continue the Employee’s participation in all medical, dental and vision plans in which the Employee was enrolled as of the Separation Date. The Company will continue the coverage and pay that portion of the premium paid by the Company during Employee’s employment for the shorter period of twelve (12) months, or until such time as Employee becomes eligible for benefit coverage through another employer or otherwise (“Benefits Expiration Date”). Employee’s aggregate portion of the costs for any such continued benefits through the Benefits Expiration Date shall be deducted in a lump sum from the Severance Payment. Employee is obligated to inform the Company within 10 days of becoming eligible for benefit coverage through another employer or otherwise, with all medical, dental and vision plan coverage ending as of the last day of the month as of which the Employee obtains other benefit coverage. Beginning on the date that the Company no longer provides subsidized benefit coverage pursuant to this section 1(b), the Employee shall be eligible for health insurance coverage pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985( “COBRA”);
d. Company shall pay Employee his 2008 annual bonus pursuant to Company’s 2008 Short Term Incentive Plan (“Bonus Plan”) attributable to Employee’s employment with the Company for the period from January 1, 2008 through Separation Date. The parties agree and acknowledge that the Employee’s annual bonus target is forty percent (40%) of Employee’s eligible wages from January 1, 2008 through Separation Date. The Employee’s bonus payment will be based on calculations as defined in the Bonus Plan as in effect on the Separation Date. The Company shall pay the bonus payment to the Employee at the time in the same form and under the same terms that the Company generally makes payment to the employees of the Company under the Bonus Plan.

e. Employee will continue to vest in all options to purchase the Company’s common stock, $0.01 par value per share (the “Options”) made to Employee pursuant to the 2005 Stock Compensation Plan (the “Plan”) through March 31, 2009. The Options shall terminate at 5 p.m. EST on June 30, 2009 (the “Equity Cancellation Date”), except that the Employee remaining an employee of the Company shall not be a condition to the continued effectiveness of such awards under the Plan through the Equity Cancellation Date. Any vested, unexercised, Options awarded to Employee under the Plan and outstanding following the Equity Cancellation Date will no longer be exercisable as of the Equity Cancellation Date and shall be cancelled and of no further force or effect. In addition, Employee will continue to vest in all shares of restricted stock and Restricted Stock Units granted pursuant to the Plan through March 31, 2009; provided, however, that any performance-based shares or units scheduled to vest during this time period will only vest in accordance with the performance based criteria as described under the Plan. All Restricted Stock Units and shares of restricted stock that have not vested as of March 31, 2009 will be cancelled on that date and of no further force or effect. The Employee will be responsible for any federal, state and local tax due and owing on the value of the Restricted Stock Units and shares of restricted stock as of each vesting date.
Employee agrees that, but for his or her execution of this Agreement, he or she would not be entitled to receive the consideration set forth above.
2. Acknowledgement. Employee acknowledges that he or she has received all compensation due from Employer, including all vacation pay and other compensation due. Employee acknowledges that, if applicable, he or she has received proper compensation for any overtime hours worked. Employee acknowledges that he or she has been granted any leave time to which he or she believes he or she was entitled under the Family and Medical Leave Act or other laws.
3. Employee’s Release. Employee, on behalf of himself or herself, and on behalf of his or her descendants, dependents, heirs, executors, administrators, assigns, and successors hereby generally releases and discharges the Releasees from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, suspected or unsuspected (hereinafter “claims”), which Employee ever had or now has against the Releasees, or any one of them, arising out of or relating to any matter, thing or event occurring up to and including the date of this Severance Agreement and Release. Employee’s release specifically includes, but is not limited to:
a. any and all claims for wages and benefits including, without limitation, salary, stock, options, commissions, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;

b. any and all claims for wrongful discharge, breach of contract (whether express or implied), or for breach of the implied covenant of good faith and fair dealing;
c. any and all claims for alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap, pregnancy, childbirth or related medical conditions, marital status and any and all other claims in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. §1981, the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Older Workers Benefit Protection Act, 29 U.S.C. §626(f), the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., the Virginia Human Rights Act, Virginia Code § 2.1-714 et seq., or any comparable statute of any other state, country, or locality;
d. any and all claims under any federal, state or local statute or law;
e. any and all claims in tort (including but not limited to any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence); and
f. any and all claims for attorneys’ fees and costs.
4. Effect of Release. Employee understands that this release extends to all of the aforementioned claims and potential claims which arose on or before the date of this Severance Agreement and Release, whether now known or unknown, suspected or unsuspected, and his or her participation as a member of any class asserting any such claims, and that these constitute essential terms of this Severance Agreement and Release. Employee further understands and acknowledges the significance and consequence of this Severance Agreement and Release and of each specific release and waiver, and expressly consents that this Severance Agreement and Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified. Neither this release nor the promise not to sue set out below should be construed, however, to prevent Employee from filing a claim based on rights that cannot be waived as a matter of law, such as, but not limited to, claims for vested benefits under ERISA.
5. Covenant Not to Sue. Employee affirms that no charge, complaint or action exists in any forum brought by or on behalf of Employee against the Releasees and that Employee has not assigned any existing or potential claim that Employee purports to release to any third party. Further, Employee, on behalf of himself or herself, and his or her descendants, dependents, heirs, executors, administrators, assigns, and successors covenants that Employee will not at any time hereafter commence, maintain, or in any way cause, or advise to be commenced or prosecuted, or permit to be filed by any other person on her behalf, any grievance, charge, action (including any class action), suit, or proceeding (judicial or administrative) against Employer, except as such waiver is specifically prohibited by law or regulation. Although this Agreement does not prevent Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in an investigation conducted by the Commission (or similar state agency), any claims for personal relief, including reinstatement or monetary damages, would be barred.
6. Remedies. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Severance Agreement and Release. This Severance Agreement and Release may be pleaded as a full bar to the enforcement of any claim that Employee may assert against the Releasees.
7. No Admissions. Neither the execution of this Severance Agreement and Release by the Releasees, nor the terms hereof, constitute an admission by the Releasees of liability to Employee.
8. No Disparagement. Employee agrees to refrain from making disparaging comments about the Releasees, and further agrees not to disrupt the Releasees’ business activities in any manner whatsoever
9. Confidentiality. Employee shall not disclose or publicize the terms or fact of this Severance Agreement and Release, directly or indirectly, to any person or entity, except to his or her accountant, attorney, spouse, and to others as required by law.
10. Cooperation. Employee agrees to cooperate fully and promptly with any inquiries he gets from the Company, its Board of Directors, or any committee thereof pertaining to any and all matters relating to the management, operations, and/or financial affairs of the Company. Such cooperation shall include truthful interviews as requested by the Company and the providing of all requested documents, electronic data and/or other information.
11. Confidentiality; Non-Solicitation. In consideration for the consideration which Employee has or will receive from the Company under this Agreement, Employee agrees to be bound by the Restrictive Covenants set forth below.
a. Definitions. Capitalized terms used herein will have the meanings set forth in the preamble of this Agreement, or as set forth below:
(1) “Proprietary Information” means confidential, proprietary, business and technical information or trade secrets of the Company or of any parent, subsidiary or affiliate of the Company which are not generally known or accessible to the public. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, all computer inputs and outputs (regardless of the media on which stored or located), hardware and software configurations, designs, architecture and interfaces, (b) business research, studies, procedures and costs, (c) financial data, (d) policy information, (e) sales and marketing data, methods, plans and efforts, and market research information, (f) the identities of the Company’s actual and prospective customers (including identifying information such as name, address and telephone number), contractors and suppliers, (g) the terms of contracts and agreements with customers, contractors and suppliers, (h) the needs and requirements of, and the Company’s course of dealing with, actual or prospective customers, contractors and suppliers, (i) personnel information, and (j) pricing information. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.
(2) “Restricted Period” means the nine month period following the Employee’s Separation Date.
(3) “Restrictive Covenants” means the provisions contained in Section 11 of this Agreement.
b. Non-Solicitation. Employee shall not, during the Restricted Period, influence or attempt to influence any person to either (1) terminate or modify any employment, consulting, director, agency or other arrangement with the Company, or (2) employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company as an Employee, consultant, agent or director of the Company at any time during the Restricted Period.
c. Confidentiality. Employee recognizes and acknowledges that the Proprietary Information is a valuable, special and unique asset of the business of the Company. As a result, both during the period of Employee’s employment and thereafter, Employee shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any Proprietary Information revealed, obtained or developed in the course of his employment by the Company, except as may be required by law. If Employee or any of his or her representatives become legally compelled to disclose any of the Proprietary Information, Employee will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. Employee also recognizes that Employee continues to be bound by the Company’s Code of Conduct and its provisions concerning confidentiality.
d. Property. All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the Company. Employee shall not make, retain, remove, disclose and/or distribute any copies of any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company for any reason whatsoever and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have had access or with which for any reason he may have become familiar. Upon the termination of his or her employment with the Company, Employee shall leave with or return to the Company all originals and copies of the foregoing then in his possession, whether prepared by Employee or by others.

12. Rights and Remedies Upon Breach.
a. Specific Enforcement. Employee acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. Employee also acknowledges that any breach by him or her, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach by Employee, the Company shall have the right to enforce the Restrictive Covenants by seeking injunctive or other relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company. If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.
b. Accounting. If Employee willfully breaches, or threatens to commit a breach of any of the Restrictive Covenants, the Company will have the right and remedy to require Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee as the result of any action constituting a breach of the Restrictive Covenants. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.
c. Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.
13. Disclosure of Restrictive Covenants. Employee agrees to disclose the existence and terms of the restrictive covenants set forth in Section 11 to any employer that Employee may work for during the Restricted Period. Employee further agrees that the Company has the right to make such disclosure to any future employer of Employee or for any other legitimate business purpose.
14. Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants.
15. Essential Terms. Employee understands and acknowledges that the promises in paragraphs 5, 8, 9, 10 and 11 are a material inducement for Releasees to enter this Agreement and are of the essence of this Agreement. Employee therefore agrees that if he or she should breach any of the provisions of the aforementioned paragraphs, it will be a material breach of the Agreement, entitling Employer (in addition to any other remedies available) to stop making severance payments (if any are still outstanding), to costs and fees for enforcement of the breached provision(s), and to the return of any payments made to Employee under this Severance Agreement and Release, except that Employee may retain (or be paid) $1,000 as consideration for the release. This Severance Agreement and Release will in all other respects remain in full force and effect.

16. Advice of Counsel; Revocation Period. Employee is hereby advised to seek the advice of counsel. Employee acknowledges that he is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of the Severance Agreement and Release, and that he is voluntarily entering into this Severance Agreement and Release with full knowledge of its provisions and effects. Employee intends that this Severance Agreement and Release shall not be subject to any claim for duress.
17. Fees and Costs. The parties shall bear their own attorneys’ fees and costs.
18. Entire Agreement. This Severance Agreement and Release contains the entire agreement of the parties with respect to the subject matter hereof, supersedes any prior agreements or understandings with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns.
19. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, the validity or enforceability of the remaining terms or provisions shall not be affected, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.
20. Amendments. Neither this Severance Agreement and Release nor any term hereof may be orally changed, waived, discharged, or terminated, and may be amended only by a written agreement between the parties hereto.
21. Governing Law. This Severance Agreement and Release shall be governed by the laws of the Commonwealth of Virginia, without regard to the conflict of law principles of any jurisdiction.
22. Legally Binding. The terms of this Severance Agreement and Release contained herein are contractual, and not a mere recital.

IN WITNESS WHEREOF, the parties, acknowledging that they are acting of their own free will, have caused the execution of this Severance Agreement and Release as of this day and year first written below.

/ s / Benjamin Preston

Benjamin Preston

Date:	November 4, 2008

By:	RCN TELECOM SERVICES, INC.

/ s / Jennifer McGarey

Name:	Jennifer McGarey
Title:	Vice President, Human Resources
Date:	November 4, 2008